UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   April 13, 2007

Majesco Entertainment Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-70663	06-1529524
(Commission File Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway, Edison, New Jersey	08837
(Address of Principal Executive Offices)	(Zip Code)

(732) 225-8910
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

(a)  On April 13, 2007, Majesco Europe Limited (the “Company”), a wholly-owned subsidiary of Majesco Entertainment Company (“Majesco”), entered into a License and Distribution Agreement (the “Agreement”) with Eidos Interactive Limited (“Eidos”). Under the Agreement, the Company appointed Eidos as the exclusive distributor for certain of Majesco’s video game titles (the “Titles”) in the PAL territories, including Europe, Australia and New Zealand, the Middle East, and South Africa. The Agreement covers Titles to be released between June 2007 and June 2008, although the parties may agree at any time to add more Titles to the Agreement. Unless terminated earlier, the Agreement shall remain in effect from April 13, 2007 until 270 days after the commercial release by Eidos of the last Title covered by the Agreement.

Pursuant to the Agreement, Eidos agrees to purchase a guaranteed number of units of the Titles (the “Guarantee”), which Guarantee may be met using any combination of unit quantities of the Titles, subject to the minimum order requirements of the platform owners/manufacturers. Subject to certain limitations, Eidos may lower the Guarantee by certain pre-determined amounts for any Title that the Company delivers beyond the quarter in which the Title was originally scheduled for release.

Under the Agreement, the Company is responsible for creating, developing, localizing, testing, submitting, and manufacturing the Titles and their associated documentation. Eidos is responsible for selling and marketing the Titles, including supporting each Title with a marketing program. Eidos is also responsible for providing end user customer support for the Titles. The recommended retail prices of the Titles were set and may only be changed by mutual agreement of the parties.

On April 18, 2007, Majesco issued a press release announcing the Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press Release dated April 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY
Dated: April 19, 2007
/s/ Jesse Sutton
Jesse Sutton Interim Chief Executive Officer